MONTHLY REPORT - July, 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of July 31, 2009
                was $ 674.67, down 1.9% from $ 687.56 per unit
                             as of June 30, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,789.065 units)at           $   1,230,098.47     1,789,191.21
   June 30, 2009
Addition of 7.272 units on July 1,                    5,000.10       165,011.03
   2009
Redemption of 0.000 units on July 31,                     0.00      (463,609.34)
   2009
Net Income (Loss)                                   (23,172.79)     (278,667.12)
                                               ----------------  ---------------
Ending Net Asset Value (1,796.337 units)      $   1,211,925.78     1,211,925.78
   on July 31, 2009                             ===============  ===============
Net Asset Value per Unit at
July 31, 2009                                  $         674.67

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $       1,997.97       (59,515.64)
         closed contracts

      Change in unrealized gain (loss) on open        4,268.31         7,978.43
         contracts

   Interest income                                      117.72           941.91
                                                ---------------  ---------------
Total: Income                                         6,384.00       (50,595.30)
Expenses:
   Brokerage commissions                              6,670.16        56,022.40
   Operating expenses                                 6,971.92        61,001.25
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             4,468.23        30,922.81
   Organizational & offering expenses                11,446.48        80,125.36
                                                ---------------  ---------------
Total: Expenses                                      29,556.79       228,071.82
                                                ===============  ===============
Net Income (Loss) - July 2009                  $    (23,172.79)     (278,667.12)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP